EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--319,
Defined Asset Funds (California Intermediate, California, New Jersey and New York Trusts):

We consent to the use in this Registration Statement No. 333-35121 of our report dated December 11, 1997, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--319, Defined Asset Funds (California Intermediate, California, New Jersey and New York Trusts) and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, NY
December 11, 1997